Exhibit 10.15

AGREEMENT made this 31st day of May, 2002 by and among WEIGHT LOSS FOREVER, INC. (WLFV), A Virginia corporation, WEIGHT LOSS FOREVER, INC. (WLFN), a Nevada corporation which owns 100% of the stock of WLFV, JM ENTERPRISES, INC. and John Martin, individually.

WHEREAS, the above-named parties desire to transfer ownership of all of the stock, assets and liabilities of WLFV to JM ENTERPRISES, INC. and John Martin.

NOW THEREFORE, in order to facilitate said transfer/move, the parties hereto hereby agree as follows:

EFFECTIVE DATE OF TRANSFER: May 31, 2002

1. WLFV agrees to assign all of its right, title and interest of their franchising operation to WLFN, including, but not limited to trademarks, trade names, logos, copyrights, franchise rights (contractual and/or otherwise), license rights, U.F.O.C.'s, Operating Manuals.

2. WLFV, JM ENTERPRISES, INC. and JOHN MARTIN agree to assume and be responsible for the following: all outstanding debts and liabilities, disclosed or unknown, a list of the known liabilities are attached hereto as Schedule "A". The parties agree that in consideration of WLFV, JM Enterprises, Inc. and John Martin assuming these liabilities they will receive all ownership interest of all open company owned stores and all accounts receivable. They will also receive the existing royalty, product rebate and internet sales up to the current levels that WLFV are currently receiving. If they deem appropriate, they will also be responsible for the following:

I GENERAL
A. Accounting/Bookkeeping
B. Banking
C. Corporate Office/Expenses/Wages
D. General Corporate Governance, including day-to-day business activities of WLFV

WLFV, John Martin and JM Enterprises agree to enter into an Area Development Agreement for the states of Virginia and North Carolina.

The parties agree that as long as JM Enterprises, Inc., WLFV or John Martin are operating under their Area Development Agreement they will pay 2% royalty and 5% markup over cost on all products purchased. It is understood, however, that the existing company stores and franchises operating in these states will send their revenue to WLFV in consideration for the transfer for all assets, liabilities, and stock of WLFV. Any new stores franchised or owned by WLFV, John Martin or JM Enterprises, Inc. will immediately start to pay a 2% royalty and 5% markup on product purchases.

Exclusive of this, the internet sales being generated at the present time will continue to be the property of WLFV until January 1, 2003. After that time, the internet sales will be the property of WLFN, with the exception of the 1st $2,000 will go to WLFV.

3. GOVERNING LAW. This agreement will be governed by, and construed in accordance with the laws of the State of Florida.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date and year first above written.

	WEIGHT LOSS FOREVER OF NEVADA, INC., a Nevada Corporation		WEIGHT LOSS FOREVER OF VIRGINIA, a Virginia corporation
By:	/s/ Christopher Swartz	By:	/s/ Christopher Swartz

	Christopher Swartz: Secretary		Christopher Swartz: Secretary

	/s/ John Martin		JM ENTERPRISES, INC.
		By:	/s/ John Martin
JOHN MARTIN
	Individually		John Martin: President